Exhibit 99.1

B&G Foods Receives Non-Compliance Letter from the Amex

- Expects to Regain Compliance by March 2006
upon the Appointment of an Additional Independent Director -

Parsippany, N.J., January 27, 2006—B&G Foods, Inc. (AMEX: BGF), a manufacturer and distributor of high quality, shelf-stable foods, today reported that it has received notification from the American Stock Exchange that it no longer complies with the Amex’s independent director and audit committee requirements as set forth in the Amex Company Guide. Commencing on or about January 31, 2006 until the Company regains compliance with the Amex requirements, the Company’s Enhanced Income Securities (EISs) will trade under the symbol “BGF.BC.”

As previously reported in a Current Report on Form 8-K filed by B&G Foods on January 12, 2005, Nicholas B. Dunphy, an independent director on the audit committee and the nominating and governance committee, resigned from the Board of Directors and both committees effective January 6, 2006. Mr. Dunphy’s resignation was not the result of any disagreement on any matter relating to the Company’s operations, policies or practices.

Following the resignation of Mr. Dunphy, only three of the remaining six directors on the Company’s Board have previously been designated as independent by the Board. In addition, the nominating and governance committee and audit committee each have only two members. On January 6, 2006, B&G Foods notified the Amex pursuant to Section 921 of the Amex Company Guide that as a result of Mr. Dunphy’s resignation, B&G Foods is no longer in compliance with (i) Section 802(a) of the Amex Company Guide, which requires that at least a majority of the directors on the Board of Directors of each listed company must be independent directors as defined under Section 121A of the Amex Company Guide or (ii) Section 121B(2)(a), which requires that the audit committee of each listed company have at least three members. B&G Foods also informed the Amex that it plans to regain compliance on or prior to March 8, 2006.

On January 24, 2006, B&G Foods received a warning letter from the Amex regarding B&G Foods’ non-compliance with Section 121A and 121B(2)(a) of the Amex Company Guide. The Amex has given B&G Foods until March 8, 2006 to regain compliance with the Amex requirements. If B&G Foods fails to resolve the specified continued listing deficiency within such timeframe, the Amex may initiate delisting proceedings.

In the Amex notice, the Amex also noted that within five days of the Amex letter B&G Foods will be included in a list of issuers, which is posted daily on the Amex website, that are not in compliance with the continued listing standards and “.BC” will be appended to B&G Foods’ trading symbol whenever such trading symbol is transmitted with a quotation or trade. Accordingly, “BGF” will trade as “BGF.BC.” The website posting and indicator will remain in effect until B&G Foods has regained compliance with the applicable continued listing standards.

The nominating and governance committee of B&G Foods’ Board of Directors is working diligently to complete its search for Mr. Dunphy’s replacement and anticipates that a replacement independent director will be appointed to the Board, the audit committee and the nominating and governance committee within the grace period provided by the Amex.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico. B&G Foods’ products include pickles and peppers, jams, jellies and fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, salad dressings, Mexican-style sauces, taco shells and kits, salsas and other specialty food products. B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Ac’cent Sa-Son, Trappey’s, Underwood, Up Country Organics, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. John Flanagan 203-682-8222